Exhibit 10(a)13
TENTH AMENDMENT
TO THE
SOUTHERN COMPANY
EMPLOYEE SAVINGS PLAN

WHEREAS, Southern Company Services, Inc. adopted the latest amendment and restatement of The Southern Company Employee Savings Plan (“Plan”), effective as of January 1, 2018;
WHEREAS, pursuant to Section 15.1 of the Plan, the Southern Company Employee Savings Plan Committee (“Administrative Committee”) may amend the Plan, provided the amendment either (a) does not involve a substantial increase in cost to any Employing Company, or (b) is necessary, proper, or desirable in order to comply with applicable laws or regulations enacted or promulgated by any federal or state governmental authority and to maintain the qualified status of the Plan; and
WHEREAS, the Administrative Committee, in its settlor capacity, desires to amend the Plan to (i) provide for full vesting of employees of Mutual Savings Credit Union who are no longer Employees due to the divestiture that occurred on December 31, 2024, and provide for full vesting for the Accounts of such employees; and (ii) add special distributions and Plan loan relief for Participants impacted by federally-declared major disasters, as permitted under the SECURE Act 2.0 of 2022.
NOW, THEREFORE, pursuant to resolutions adopted on February 4, 2025, the Administrative Committee hereby amends the Plan as follows, effective as specified below:
1.
Effective as of December 31, 2024, Section 3.7 of the Plan is hereby amended by adding the following to the end thereof:
(k)    Mutual Savings Credit Union.
(1)    Cessation of Participation. Effective as of December 31, 2024, Mutual Savings Credit Union will cease to be an affiliated company of Southern Company Gas for purposes of determining Employing Company status under the Plan; and (ii) Participants who cease to be Employees due to the sale of Mutual Savings Credit Union will cease to be eligible to actively participate in the Plan.
(2)    Vesting Acceleration. Effective as of December 31, 2024, Participants who cease to be Employees due to the sale of Mutual Savings Credit Union will be deemed to be fully vested in their Accounts for all purposes hereunder.

2.
Effective as of March 1, 2025, Section 11.6 of the Plan is hereby amended by adding the following to the end thereof:

(i)    Loan-Related Relief for Qualified Disasters. Effective as of March 1, 2025, notwithstanding anything in this Section 11.6 to the contrary, the following rules apply to provide relief to a Qualified Individual with respect to a Qualified Disaster. The definitions set forth in Section 12.15(c) of the Plan will apply for purposes of this Section 11.6(i).
(1)    In the case of a Participant who is a Qualified Individual with respect to a Qualified Disaster, the maximum loan amount described in the first sentence of Section 11.6(b) is increased for any loan initiated during the period beginning on the Applicable Date and ending on the date that is 180 days after such Applicable Date by replacing “$50,000” in clause (1) with “$100,000” and replacing “fifty percent (50%)” in clause (2) with “one hundred percent (100%).”
(2)    A Participant who is a Qualified Individual with respect to a Qualified Disaster and who has an outstanding loan under the Plan on or after the Applicable Date for such Qualified Disaster may submit a request on a form acceptable to the Administrative Committee or its delegate to delay for a period of up to one year any repayment due date occurring during the period beginning on the first day of the Incident Period for the Qualified Disaster and ending on the date that is 180 days after the last day of the Incident Period. Any subsequent repayments with respect to such loan will be appropriately adjusted to reflect the delayed repayment due date and any interest accrued during such delay. Further, the Plan will disregard the period of delay when calculating the five-year period and the term of such loan under section Code Section 72(p)(2)(B) and (C).
3.
Effective as of March 1, 2025, Article XII of the Plan is hereby amended by adding the following to the end thereof:
12.15     Qualified Disaster Recovery Distributions. Effective as of March 1, 2025, notwithstanding any other Plan provisions restricting withdrawals prior to severance from employment, a Qualified Individual may obtain a Qualified Disaster Recovery Distribution, as defined in Code Section 72(t)(11), of up to $22,000 from his vested Account balance, provided that such distribution must be made on or after the first day of the Incident Period and within 179 days after the Applicable Date. The aggregate amount of Qualified Disaster Recovery Distributions received in all taxable years by a Qualified Individual with respect to the same Qualified Disaster shall not exceed $22,000 under the Plan or any other retirement plans maintained by the Company or any Affiliated Employer.
(a)    Repayment of Distribution. Qualified Individuals who receive a Qualified Disaster Recovery Distribution may, while eligible to make Rollover Contributions under the Plan, at any time during the three-year period beginning on the day after the date on which such distribution was received, make one or more contributions in an aggregate amount not to exceed the amount of such distribution to an eligible retirement plan of which such individual is a beneficiary and to which a rollover contribution of such distribution could be made under Code Sections 402(c), 403(a)(4), 403(b)(8), 408(d)(3), or 457(e)(16).
(b)    Reliance. In determining whether a Participant is a Qualified Individual who is eligible for a Qualified Disaster Recovery Distribution, the Administrative Committee may rely on the Participant’s reasonable representation that the Participant is a Qualified Individual, unless the Administrative Committee has actual knowledge that is contrary to the representation.
(c)    Definitions. For purposes of Section 11.6(i) and this Section 12.15, the following terms will have the following meanings:
(1)    The “Applicable Date” of a Qualified Disaster is the later of (A) the first day of the Incident Period or (B) the date of the disaster declaration.
(2)    “Incident Period” is the period specified by the Federal Emergency Management Agency as the period during which the Qualified Disaster occurred.
(3)    “Qualified Disaster” means any disaster with respect to which a major disaster has been declared by the President under section 401 of the Robert T. Stafford Disaster Relief and Emergency Assistance Act after December 27, 2020.
(4)    “Qualified Disaster Area” means the area with respect to which the Qualified Disaster was declared, excluding an area which is a qualified disaster area solely by reason of section 301 of the Taxpayer Certainty and Disaster Tax Relief Act of 2020.
(5)    “Qualified Individual” with respect to a Qualified Disaster means a Participant whose principal place of residence is in the Qualified Disaster Area for the Qualified Disaster at any time during the Incident Period and who has sustained economic loss by reason of the Qualified Disaster.
4.
Except as amended by this Tenth Amendment, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Administrative Committee, through its authorized representative, has adopted this Tenth Amendment to The Southern Company Employee Savings Plan, as amended and restated as of January 1, 2018, this     12 day of     December    , 2025.

                    EMPLOYEE SAVINGS PLAN COMMITTEE

                    By:     /s/James M. Garvie

                    Name: James M. Garvie

                    Its: Chairperson
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